Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Kelley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurac@synnex.com

SYNNEX Corporation Announces the Appointment of Two New Board Members

FREMONT, CA —September 29, 2005—SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced the appointment of James Van Horne and Gregory Quesnel to the Company’s Board of Directors.

Mr. Van Horne is an A.P. Giannini Professor of Finance at the Stanford University Graduate School of Business. Mr. Quesnel is the former President and CEO of CNF Inc. (NYSE: CNF). The two appointments are new independent director additions to the SYNNEX Board of Directors, bringing the total number of Independent Directors to six and the total Board membership to eight. Mr. Van Horne has been appointed to the Company’s Audit Committee and Compensation Committee and Mr. Quesnel has been appointed to the Company’s Audit Committee and Executive Committee.

“We are fortunate to have individuals of this caliber joining the Board,” said Fred Breidenbach, Chairman of the SYNNEX Nominating and Corporate Governance Committee. “James Van Horne’s extensive background in corporate finance and budgeting decisions will be a valuable source of Board guidance as the management team executes on SYNNEX’s strategy,” added Robert Huang, President and Chief Executive officer of SYNNEX. Mr. Huang continued, “Gregory Quesnel has impressive accomplishments in a broad range of supply chain services including manufacturing, industrial, retail, and government. His financial background combined with his years in a customer-focused business will provide an important perspective to SYNNEX.”

Mr. Van Horne joined the Stanford University Graduate School of Business faculty in 1965 after earning a doctorate degree from Northwestern University. He served as the Director of the MBA Program at Stanford University from 1970 to 1973 and then served as Associate Dean for Academic Affairs from 1973 to 1975 and 1976 to 1980. He has authored five widely used textbooks, is a past president of the American Finance Association, and has served in the U.S. Treasury. He currently serves on several boards for both public and non-profit organizations.

Mr. Quesnel is a supply chain industry veteran with nearly three decades of experience in the transportation industry. He was the President and CEO and a member of the Board of Directors of CNF from 1998 to 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF. He joined CNF in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel is on the Board of Directors of Potlatch Corporation (NYSE: PCH). He earned a bachelor’s degree in finance from the University of Oregon and holds a master’s degree in business administration from the University of Portland.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, demand generation marketing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward looking statements contained in this release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

Source: SYNNEX Corporation